AMENDMENT NUMBER ONE
                           TO ADMINISTRATION AGREEMENT

         THIS AMENDMENT NUMBER ONE to the Administration Agreement (this "Amendment") is entered into as of the first day of February, 2004 by and between MDL Funds ("MDL"), a Massachusetts business trust (the "Trust"), and SEI Global Funds Services ("SEI GFS"), a Delaware business trust formerly known as "SEI Investments Mutual Funds Services."

         WHEREAS, MDL and SEI GFS entered into the Administration Agreement dated as of the 24th day of January, 2001 (the "Agreement"); and

         WHEREAS, MDL and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. AMENDMENT TO SCHEDULE A OF THE AGREEMENT. Schedule A of the Agreement is hereby amended to provide in its entirety as set forth in Attachment I to this Amendment.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment shall become biding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.


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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.


         MDL FUNDS

         By:
              ------------------------------
              Name:
              Title:

         SEI GLOBAL FUNDS SERVICES

         By:
              ------------------------------
              Name:
              Title:


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                                  ATTACHMENT 1
                                    MDL FUNDS

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT

Portfolios:       This Agreement shall apply to all Portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust
                 (collectively, the "Portfolios"):

                       MDL Broad Market Fixed Income Fund

Fees: Pursuant to Article 4 the Trust shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate of .125% on the first $100 million of assets; .10% on the next $150 million of assets and .08% on all assets over $250 million. The fees are calculated daily per Portfolio and paid monthly. There is a minimum annual administration fee of $80,000 annually per each Portfolio, and a $5,000 annual minimum administration fee for the first three share classes of each Portfolio, and an annual $10,000 minimum administration fee per Portfolio for each additional share class above the three initial classes. This annual fee shall be determined and payable on a monthly basis.

Term: This Agreement shall remain in effect until January 24, 2007, (the "Initial Term") and, thereafter, for successive Renewal Terms of three years each, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.